Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ZS Pharma, Inc. 2014 Incentive Plan of ZS Pharma, Inc. (a development stage enterprise) of our report dated April 4, 2014 (except for the last paragraph of Note 1, as to which the date is June 11, 2014), with respect to the financial statements of ZS Pharma, Inc. (a development stage enterprise) included in its Registration Statement (Form S-1 No. 333-195961), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

July 3, 2014